EXHIBIT 99.2

American Eagle Outfitters, Inc.
December 2006
Recorded Sales Commentary Transcript dated January 3, 2007

Good afternoon and happy New Year. Welcome to the American Eagle Outfitters December 2006 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Our holiday season was highly successful and December delivered strong sales, reflecting a favorable customer response to our Holiday collection. The AE brand was a popular gift destination, as we featured strong key items, in a compelling shopping environment with focused gift-giving messages across our stores and at ae.com.

Total December sales of $522.4 million increased 20% compared to $435.5 million last year. We delivered a comparable store sales increase of 13%, following a 10% comp increase in December of last year.

Our women's business achieved a positive low double-digit comp, and men's increased in the mid-teens. We experienced broad-based strength across most major categories, particularly in men's and women's sweaters, denim, fleece, knits and aerie.

In addition to our Holiday line, we were also pleased with the response to our new Spring Transition assortment which arrived in stores on December 24th, the same time as last year. The collection was built around the strength of our AE jeans business and also features new knits, fleece and graphics, in fresh colors and updated silhouettes.

In December, well-received merchandise led to a strong full price business, higher transaction counts and an increase in transaction value. Specifically, our average unit retail price rose in the high single-digits due to fewer promotions compared to last year. This contributed to a low double-digit increase in the average transaction value. Additionally, units per transaction rose in the low single-digits. Sales transactions per average store increased slightly, and units sold per average store rose in the mid single-digits.

Contributing to our total sales picture, ae.com achieved a 36% increase in sales during December. We had a positive reaction to our interactive AE gift guide which drove our conversion rate and made shopping for gifts online fun and easy.

Gift card purchases in December produced an average store increase in the mid-teens compared to a high-twenty increase last year.

Our positive comp performance by week compared to comp increases last year as follows:

  Week one of mid single-digit, compared to low single-digit last year;

  Week two of low double-digit, compared to mid single-digit;

  Week three of high single-digit, compared to mid single-digit;

  Week four of high-teens, compared to high-twenty last year; and

  Week five of high-teens, compared to a mid single-digit increase last year.

All geographic regions achieved positive comps to last year as follows:

  The Northeast increased in the high-teens;

  The Southwest and Mid-West achieved a positive mid-teen comp;

  The Mid-Atlantic and West regions posted low double-digit comps;

  The Southeast increased in the low single-digits; and

  Our Canadian stores performed at a positive low-twenty comp.

Based on December sales performance, we are increasing our fourth quarter earnings expectations to $0.64 to $0.65, which is adjusted for the recent three-for-two stock split. This compares to a split-adjusted $0.47 per share for the same quarter last year.

Overall, we believe that December demonstrated AE's strong brand positioning. Similarly timed to last year, our next major delivery, Spring One, will arrive in stores on January 23rd.

Thank you for your interest in American Eagle Outfitters.